Exhibit 10(b)

First Amendment to Indemnification Agreement

This First Amendment to the Indemnification Agreement is made as of this      day of                     , 2008 by and between Wendy’s International, Inc., an Ohio corporation (the “Company”) and                                 , an individual (“Indemnitee”).

WHEREAS, the Company and Indemnitee entered into an Indemnification Agreement as of                     ,                     ; and

WHEREAS, to avoid the negative consequences of a violation of Code section 409A, the Company and Indemnitee have agreed to amend the Indemnification Agreement, as set forth herein.

NOW, THEREFORE, the parties hereto agree to the addition of a new section 11.17 to read as follows:

11.17 Special Rules for Reimbursements Subject to Code Section 409A. Notwithstanding any other provision of this Agreement and solely to the extent that any payment or reimbursement of Indemnitee’s expenses under this Agreement (including Expenses, judgments, fines and settlement amounts) would not be exempt from the requirements of Section 409A of the Internal Revenue Code (“Section 409A”), all of the following conditions shall apply:

(a) Indemnitee shall only be entitled to the payment or reimbursement of expenses incurred during the duration of this Agreement.

(b) The amount of expenses paid or reimbursed during one taxable year of Indemnitee shall not affect the amount of expenses eligible for payment or reimbursement in any other taxable year.

(c) Any reimbursement or required advancement of an expense shall be made on or before the last day of Indemnitee’s taxable year following the taxable year in which the expense was incurred. Notwithstanding the foregoing, in the event of a bona fide dispute regarding Indemnitee’s entitlement to reimbursement or advancement, reimbursement or advancement of an expense may be delayed to a later date if provided for under the preceding provisions of this Agreement, including Section 7, and permitted by the Treasury Regulations under Section 409A, including Treasury Regulation section 1.409A-3(g) (or any successor provision).

(d) The right to payment or reimbursement of expenses shall not be subject to liquidation or exchange for another benefit.

(e) The Company’s obligation to provide any such payment or reimbursement of expenses shall be subject to Section 11.17(c) and further conditioned on the presentation by Indemnitee to the Company, no later than 75 days before the last day of Indemnitee’s taxable year following the taxable year in which the expense was incurred, of appropriate documentation of the expenses for which reimbursement is being sought and any other documentation and

31

information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification.

Subject to Section 11.17(c), the Company shall advance all Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding or any proceeding initiated by Indemnitee pursuant to Section 7 of this Agreement prior to the final disposition of such Proceeding upon presentation by Indemnitee, no later than 10 days before the last day of Indemnitee’s taxable year following the taxable year in which the expense was incurred, of (x) appropriate documentation of the expenses for which reimbursement is being sought and (y) an undertaking by or on behalf of Indemnitee to repay such amount if it ultimately shall be determined that Indemnitee is not entitled to be indemnified by the Company. Any advance or undertaking pursuant to this provision shall not be secured, shall not bear interest and shall provide that, if Indemnitee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee should be indemnified under applicable law with respect to such proceeding, Indemnitee shall not be required to reimburse the Company for any advancement of expenses in respect of such proceeding until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed).

Except to the extent specifically modified in this Section 11.17 for those reimbursement covered by this Section, the procedures for determining Indemnitee’s entitlement to indemnification outlined in the preceding provisions of this Agreement, including Sections 5 and 7, shall apply.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to the Indemnification Agreement effective as of the date first hereinabove written.

WENDY’S INTERNATIONAL, INC.

By:

GRANTEE

32